EXHIBIT 1

TRANSACTIONS DURING THE PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the sale of shares on the NASDAQ Global Select Market.  Certain of the prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price		Quantity
11/12/2012	Sale	$ 2.8500		6901
11/20/2012	Sale	$ 2.1059	1	9733
11/21/2012	Sale	$ 2.1050	2	1100
11/23/2012	Sale	$ 2.1540	3	18979
11/26/2012	Sale	$ 2.1867	4	4500
11/27/2012	Sale	$ 2.2000		5000
11/28/2012	Sale	$ 2.2000		5000
11/29/2012	Sale	$ 2.2685	5	7500
11/30/2012	Sale	$ 2.3000		3431
12/03/2012	Sale	$ 2.3435	6	5810
12/04/2012	Sale	$ 2.3000		2300
12/05/2012	Sale	$ 2.3000		1228
12/06/2012	Sale	$ 2.2610	7	5000
12/10/2012	Sale	$ 2.2959	8	5955
12/12/2012	Sale	$ 2.2519	9	5200
12/13/2012	Sale	$ 2.2675	10	30000
12/17/2012	Sale	$ 2.2793	11	1468
12/18/2012	Sale	$ 2.2517	12	4102
12/19/2012	Sale	$ 2.2457	13	8800
12/20/2012	Sale	$ 2.2283	14	15000
12/21/2012	Sale	$ 2.2044	15	23446
12/24/2012	Sale	$ 2.1500		1700
12/26/2012	Sale	$ 2.1536	16	4500
12/27/2012	Sale	$ 2.1620	17	10000
12/28/2012	Sale	$ 2.1533	18	14204
12/31/2012	Sale	$ 2.2466	19	9000
01/02/2013	Sale	$ 2.2682	20	3900
01/03/2013	Sale	$ 2.2704	21	2399
01/04/2013	Sale	$ 2.2007	22	10000
01/07/2013	Sale	$ 2.2008	23	5700

1 This transaction was executed in multiple trades at prices ranging from $2.09 – 2.15.
2 This transaction was executed in multiple trades at prices ranging from $2.10 – 2.11.
3 This transaction was executed in multiple trades at prices ranging from $2.10 – 2.20.
4 This transaction was executed in multiple trades at prices ranging from $2.18 – 2.20.
5 This transaction was executed in multiple trades at prices ranging from $2.25 – 2.28.
6 This transaction was executed in multiple trades at prices ranging from $2.34 – 2.36.
7 This transaction was executed in multiple trades at prices ranging from $2.26 – 2.27.
8 This transaction was executed in multiple trades at prices ranging from $2.28 – 2.30.
9 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
10 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
11 This transaction was executed in multiple trades at prices ranging from $2.275 – 2.28.
12 This transaction was executed in multiple trades at prices ranging from $2.25 – 2.32.
13 This transaction was executed in multiple trades at prices ranging from $2.24 – 2.27.
14 This transaction was executed in multiple trades at prices ranging from $2.21 – 2.26.
15 This transaction was executed in multiple trades at prices ranging from $2.19 – 2.22.
16 This transaction was executed in multiple trades at prices ranging from $2.15 – 2.165.
17 This transaction was executed in multiple trades at prices ranging from $2.15 – 2.18.
18 This transaction was executed in multiple trades at prices ranging from $2.15 – 2.18.
19 This transaction was executed in multiple trades at prices ranging from $2.21 – 2.27.
20 This transaction was executed in multiple trades at prices ranging from $2.26 – 2.30.
21 This transaction was executed in multiple trades at prices ranging from $2.25 – 2.30.
22 This transaction was executed in multiple trades at prices ranging from $2.20 – 2.21.
23 This transaction was executed in multiple trades at prices ranging from $2.20 – 2.2025.